Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Releases Fourth Quarter and Full Year 2014

Financial Results and Provides 2015 Outlook

Record Revenue Driven by Significant Installed Base Growth, Continued Robust Consumable Pull-Through and Initial Companion Diagnostic Collaboration

SEATTLE – February 24, 2015 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter Financial Highlights:

•	Total revenue of $15.6 million, 54% year-over-year growth

•	Instrument revenue of $6.3 million, 20% year-over-year growth

•	Consumables revenue of $7.2 million, 69% year-over-year growth

•	Collaboration revenue of $1.4 million

Full Year 2014 Financial Highlights:

•	Total revenue of $47.6 million, 52% year-over-year growth

•	Instrument revenue of $18.1 million, 39% year-over-year growth

•	Consumables revenue of $23.8 million, 43% year-over-year growth

•	Collaboration revenue of $3.1 million and approximately $12.0 million of cash received

“Our fourth quarter and full year 2014 results reflect strong performance, with meaningful progress across all three aspects of our business – Life Sciences, Companion Diagnostics, and Prosigna,” said President and Chief Executive Officer, Brad Gray. “Life Sciences continued to be the primary engine driving our growth, as we substantially expanded our installed base of nCounter® Analysis Systems while maintaining a high level of consumable pull-through. The year also marked our entry into companion diagnostics, and I am proud of the results we achieved during 2014 in our collaboration with Celgene.”

Recent Business Highlights:

•	Delivered validated assay to Celgene, enabling clinical trial initiation in January 2015

•	Positive results from first Decision Impact Study on Prosigna usage reported at the annual San Antonio Breast Cancer Symposium in December

•	Installed base of 264 nCounter Analysis Systems at December 31, 2014, representing an increase of 44% over December 31, 2013

•	More than 600 cumulative peer-reviewed publications of studies based on nCounter technology

“Entering 2015, our foundation is strong, and we are looking ahead to an exciting year,” added Gray. “Our plans include further penetrating the research and clinical markets with our nCounter technology and Prosigna Breast Cancer Assay, expanding our addressable markets through multiple product launches, and pursuing new collaboration opportunities with biopharmaceutical partners.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2014 rose 54% to $15.6 million, from $10.1 million for the fourth quarter of 2013. Instrument revenue was $6.3 million, up 20% from the prior year period. Consumables revenue was $7.2 million for the fourth quarter of 2014, 69% higher than in the comparable 2013 quarter. Prosigna revenue was $156,000 for the quarter, and collaboration revenue totaled $1.4 million. Gross margin on product and service revenue was 53% for the fourth quarter of 2014 compared to 52% for the prior year period.

Research and development expense increased to $5.4 million for the fourth quarter of 2014, versus $4.5 million for the fourth quarter of 2013, reflecting increased investment in technology development, including the engineering and testing of the next generation nCounter Analysis System, as well as increased costs related to diagnostic product development, including the lymphoma subtyping test being developed in collaboration with Celgene. Selling, general and administrative expense was $15.0 million for the fourth quarter of 2014 compared to $9.1 million for the prior year period. The increase reflects the build-out of the company’s commercial team to support the Prosigna launch, further expansion of the company’s lab-based sales channel and increased administrative costs.

Net loss attributable to common stockholders for the three months ended December 31, 2014 was $12.4 million, or a loss of $0.68 per diluted share, compared with $8.8 million, or a loss of $0.60 per diluted share, for the fourth quarter of 2013. Non-GAAP net loss for the three months ended December 31, 2014 was $9.7 million, or a loss of $0.53 per diluted share, compared with non-GAAP net loss of $7.5 million, or a loss of $0.51 per diluted share, for the prior year period (see accompanying table for reconciliation of GAAP and non-GAAP financial measures).

Full Year 2014 Financial Results

Revenue for 2014 rose 52% to $47.6 million, from $31.4 million for 2013. Instrument revenue was $18.1 million, up 39% from the prior year. Consumables revenue was $23.8 million for 2014, 43% higher than for the prior year. Prosigna revenue for 2014 was $668,000, and revenue associated with companion diagnostic collaborations was $3.1 million for the year. Gross margin on product and service revenue was 52% for 2014.

Research and development expense was $21.4 million for 2014, versus $15.0 million for 2013. Selling, general and administrative expense was $51.1 million for 2014 compared to $29.9 million for the prior year.

Net loss attributable to common stockholders for 2014 was $50.0 million, or a loss of $2.80 per diluted share, compared with $33.9 million, or a loss of $4.44 per diluted share, for 2013. Non-GAAP net loss for 2014 was $39.4 million, or a loss of $2.21 per diluted share, compared with non-GAAP net loss of $25.6 million, or a loss of $2.14 per diluted share, for the prior year (see accompanying table for reconciliation of GAAP and non-GAAP financial measures).

The company ended 2014 with $72.2 million of cash, cash equivalents, and short-term investments.

Outlook for 2015:

•	Total revenue in the range of $58 million to $61 million

•	Gross margin in the range of 53% to 55%

•	Operating expenses in the range of $77 million to $81 million

•	Operating loss in the range of $43 million to $49 million

Conference Call

Management will host an investment community conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers, or from the webcast link in the investor relations section of the Company’s website at: www.nanostring.com. A replay of the call will be available beginning February 24, 2015 at 7:30pm ET through midnight on February 25, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 71481687. The webcast will also be available on the Company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in over 600 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology has now been applied to diagnostic use. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.

For more information, please visit www.nanostring.com.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding further penetration of the research and clinical markets, expansion of market potential through planned product introductions, anticipated companion diagnostic collaborations and our estimated 2015 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of reimbursement for diagnostic products; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Contact:

Leigh Salvo of Westwicke Partners

leigh.salvo@westwicke.com

415-513-1281

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue:
Instruments	$6,337	$5,281	$18,078	$12,995
Consumables	7,198	4,262	23,819	16,642
In vitro diagnostic kits	156	140	668	181
Services	528	437	1,932	1,585

Total products and services revenue	14,219	10,120	44,497	31,403
Collaboration	1,399	—	3,096	—

Total revenue	15,618	10,120	47,593	31,403
Costs and expenses:
Cost of product revenue	6,693	4,821	21,149	15,009
Research and development	5,437	4,510	21,404	14,979
Selling, general and administrative	14,994	9,090	51,063	29,912

Total costs and expenses	27,124	18,421	93,616	59,900

Loss from operations	(11,506)	(8,301)	(46,023)	(28,497)
Other income (expense):
Interest income	68	40	272	68
Interest expense	(892)	(530)	(4,140)	(1,942)
Revaluation of preferred stock warrant liability	—	—	—	1,156
Other income (expense)	(50)	(36)	(147)	(66)

Total other income (expense)	(874)	(526)	(4,015)	(784)

Net loss	(12,380)	(8,827)	(50,038)	(29,281)
Accretion of mandatorily redeemable convertible preferred stock	—	—	—	(4,653)

Net loss attributable to common stockholders	$(12,380)	$(8,827)	$(50,038)	$(33,934)

Net loss per share, basic and diluted	$(0.68)	$(0.60)	$(2.80)	$(4.44)

Shares used in calculating basic and diluted net loss per share	18,219	14,617	17,839	7,643

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,223	$9,941
Short-term investments	55,002	32,715
Accounts receivable, net	12,436	8,331
Inventory	5,444	6,750
Prepaid expenses and other	5,242	2,999

Total current assets	95,347	60,736
Property and equipment, net	6,366	3,065
Other assets	1,035	571

Total assets	$102,748	$64,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,380	$3,354
Accrued liabilities	10,403	7,088
Long-term debt, current portion	251	6,136
Deferred revenue, current portion	4,627	1,462
Other	147	590

Total current liabilities	18,808	18,630
Long-term debt, net of current portion	30,675	12,157
Deferred revenue, net of current portion	7,135	803
Other non-current liabilities	1,317	1,313

Total liabilities	57,935	32,903
Total stockholders’ equity	44,813	31,469

Total liabilities and stockholders’ equity	$102,748	$64,372

NANOSTRING TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss attributable to common stockholders (GAAP)	$(12,380)	$(8,827)	$(50,038)	$(33,934)
Accretion of mandatorily redeemable convertible preferred stock	—	—	—	4,653
Change in the fair value of preferred stock warrant liability	—	—	—	(1,156)
Stock-based compensation expense	1,322	379	4,926	1,145
Depreciation and amortization	424	419	1,539	1,779
Interest expense	892	530	4,140	1,942

Net loss (non-GAAP)	$(9,742)	$(7,499)	$(39,433)	$(25,571)

Shares used in calculating basic and diluted net loss per share (GAAP)	18,219	14,617	17,839	7,643
Shares of common stock issuable upon conversion of mandatorily redeemable convertible preferred stock	—	—	—	4,280

Shares used in calculating basic and diluted net loss per share (non-GAAP)	18,219	14,617	17,839	11,923

Net loss per share, basic and diluted (GAAP)	$(0.68)	$(0.60)	$(2.80)	$(4.44)

Net loss per share, basic and diluted (non-GAAP)	$(0.53)	$(0.51)	$(2.21)	$(2.14)